Exhibit 10.15

Aruba Networks, Inc.
Severance and Change of Control Policy for Officers and Directors
Effective September 19, 2014
Eligible Employee: You are an “eligible employee” under this Policy if you are either a Director (as defined below) or a Covered Employee (as defined below). This Severance and Change of Control Policy for Officers and Directors (the “Plan” or the “Policy”) is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.
Severance Outside of the Change of Control Period
Cash Severance: If you are a Covered Employee whose employment terminates as a result of an Involuntary Termination (as defined below) without Cause (as defined below), and such termination occurs outside of the Change of Control Period, then subject to your signing and not revoking a separation agreement and release of claims in favor of the Company (the “Release”), you will receive a lump sum severance payment equal to a percentage (as set forth in this paragraph) of your annual base salary as in effect immediately prior to your termination date. No severance will be paid or provided until the Release becomes effective, which must occur within 60 days following your termination of employment. Subject to any payment delay necessary to comply with Section 409A (as defined below), your severance payment will be paid in cash and in full on the 61st day following your termination of employment. If you die before all amounts have been paid, such unpaid amounts will be paid to your designated beneficiary, if living, or otherwise to your personal representative in a lump-sum payment (less any withholding taxes) as soon as possible following your death. For purposes of calculating your severance payment pursuant to this paragraph, the percentages are as follows:

•	Tier 1 Employee: 100%

•	Tier 2 Employee: 50%

•	Tier 3 Employee: 25%
COBRA Reimbursement: In addition, if you are a Covered Employee whose employment terminates as a result of an Involuntary Termination without Cause, and such termination occurs outside of the Change of Control Period, then subject to your signing and not revoking the Release and making a valid election under COBRA to continue your health coverage, the Company will (for a limited time) pay the cost of such coverage for you and any eligible spouse or dependents that were covered under the Company’s health care plans immediately prior to the date of your eligible termination (“Company-paid Health Continuation Coverage”). The period of Company-paid Health Continuation Coverage pursuant to this paragraph will be as follows:

•	Tier 1 Employee: 12 months

•	Tier 2 Employee: 6 months

•	Tier 3 Employee: 3 months
Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you elect COBRA continuation coverage and will commence in the month following the month in which you terminate employment and continue for the period of months indicated in this paragraph.
Severance During the Change of Control Period
Equity Vesting: If you are a Director or Covered Employee whose employment terminates as a result of an Involuntary Termination without Cause, and such termination occurs during the Change of Control Period, then 100% of the then-unvested shares subject to each of your then-outstanding equity awards shall immediately vest and, in the case of options and stock appreciation rights, shall become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the outstanding portion of an equity award may vest and, with respect to an option or stock appreciation right, become exercisable pursuant to this provision). If you are a Director, termination of service on the Board will equate to employment termination for purposes of determining if and when vesting of your equity awards will accelerate.
Cash Severance: In addition, if you qualify for the equity vesting described above in “Severance During the Change of Control Period” and you are a Covered Employee, then subject to your signing and not revoking a Release, you will receive a lump sum severance payment equal to a percentage (as set forth in this paragraph) of your annual base salary and annual target bonus as in effect immediately prior to your termination date. No severance will be paid or provided until the Release becomes effective, which must occur within 60 days following your termination of employment. Subject to any payment delay necessary to comply with Section 409A, your severance payment will be paid in cash and in full on the 61st day following your termination of employment (or, if later, on the closing date of a transaction constituting a Change of Control, if the date of your termination occurred within the Change of Control Period but prior to the closing of a transaction constituting a Change of Control). If you die before all amounts have been paid, such unpaid amounts will be paid to your designated beneficiary, if living, or otherwise to your personal representative in a lump-sum payment (less any withholding taxes) as soon as possible following your death. For purposes of calculating your severance pursuant to this paragraph, the percentages are as follows:

•	Tier 1 Employee: 150%

•	Tier 2 Employee: 100%

•	Tier 3 Employee: 50%
For avoidance of doubt, the payments under this “Severance During the Change of Control Period” are in place of and not in addition to, any payments to which a Covered Employee may have become entitled under “Severance Outside of the Change of Control Period”. To the extent a Covered Employee began receiving (or received) payment under “Severance Outside of the Change of Control Period”, and, due to a Change of Control, becomes eligible for payments under “Severance During the Change of Control Period”, the payments previously made under “Severance Outside of the Change of Control Period” shall be deemed to have been made under this “Severance During the Change of Control Period” and with any additional amounts owed to you payable as set forth in this Policy.
COBRA Reimbursement: In addition, if you qualify for the equity vesting described above in “Severance During the Change of Control Period” and you are a Covered Employee, then subject to your signing and not revoking the Release and making a valid election under COBRA to continue your health coverage, the Company will provide the Company-paid Health Continuation Coverage. The period of Company-paid Health Continuation Coverage pursuant to this paragraph will be as follows:

•	Tier 1 Employee: 18 months

•	Tier 2 Employee: 12 months

•	Tier 3 Employee: 6 months
Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you elect COBRA continuation coverage and will commence in the month following the month in which you terminate employment and continue for the period of months indicated in this paragraph.
For purposes of this Policy, the following terms shall have the following meanings:
“Cause” means (a)  unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) a material failure to comply with the Company’s written policies or rules, (c)  conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof or (d) gross misconduct.
“Change of Control” means the occurrence of any of the following events:
A.  Change in Ownership of the Company.  A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that the acquisition of additional stock by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or
B.  Change in Effective Control of the Company.  If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (B), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or
C.  Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (a) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (b) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (d) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person.
“Change of Control Period” means the period beginning 3 months prior to, and ending 12 months following, the closing of a transaction constituting a Change of Control.
“Covered Employee” means a Tier 1 Employee, Tier 2 Employee or Tier 3 Employee. For the avoidance of doubt, a Director is not a Covered Employee.
“Involuntary Termination” for a Tier 1 Employee or a Tier 2 Employee means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation following (i) a change in position with the Company that materially reduces your level of authority or responsibility, (ii) a material reduction in your base salary or (iii) receipt of notice that your principal workplace will be relocated more than 35 miles.
“Involuntary Termination” for a Tier 3 Employee means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation following (i) a material reduction in your base salary or (ii) receipt of notice that your principal workplace will be relocated more than 35 miles.
“Director” means a non-employee member of the Company’s Board of Directors.
“Tier 1 Employee” means the Company’s Chief Executive Officer (the “CEO”).
“Tier 2 Employee” means a Company employee that both (i) has the title of Chief Financial Officer, Chief Technology Officer, Chief Development Officer, Chief Marketing Officer, Vice President of Worldwide Sales, Vice President of Business Operations, Vice President of Operations, Vice President of Human Resources, or General Counsel, and (ii) reports directly to the CEO.
“Tier 3 Employee” means a Company employee that is Grade 12 or above (and is not a Tier 1 Employee or a Tier 2 Employee).
Section 409A: The Company intends that all payments and benefits provided under this Policy be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. No payment or benefits to be paid to you, if any, pursuant to this Policy or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A and the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following your termination of employment. The Company reserves the right to amend the Policy as it deems necessary or advisable, in its sole discretion and without the consent of any eligible employee or any other individual, to comply with Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. To the extent that any reimbursements payable pursuant to the Plan are subject to Section 409A, any such reimbursements payable to you pursuant to the Plan shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under the Plan will not be subject to liquidation or exchange for another benefit.
In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
Parachute Payments.
Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that an eligible employee would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Best Results Amount. The “Best Results Amount” shall be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the eligible employee’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Best Results Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the eligible employee’s stock awards unless the eligible employee elects in writing a different order for cancellation. The eligible employee shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Policy, and the eligible employee will not be reimbursed by the Company for any such payments.
Determination of Excise Tax Liability. The Company shall attempt to cause its accountants to make all of the determinations required to be made under these paragraphs relating to “Parachute Payments”, or, in the event the Company’s accountants will not perform such service, the

Company may select another professional services firm to perform the calculations. The Company shall request that the accountants or firm provide detailed supporting calculations both to the Company and the eligible employee prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the eligible employee at that time. For purposes of making the calculations required under these paragraphs relating to “Parachute Payments”, the accountants or firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the eligible employee shall furnish to the accountants or firm such information and documents as the accountants or firm may reasonably request in order to make a determination under these paragraphs relating to “Parachute Payments”. The Company shall bear all costs the accountants or firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to “Parachute Payments”. Any such determination by the Company’s accountants or other firm shall be binding upon the Company and the eligible employee, and the Company shall have no liability to the eligible employee for the determinations of its accountants or other firm.
Administration: The Policy will be administered by the Compensation Committee of the Board Directors or its delegate (in each case, an “Administrator”). The Administrator will have full discretion to administer and interpret the Policy. Any decision made or other action taken by the Administrator with respect to the Policy, and any interpretation by the Administrator of any term or condition of the Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.
Non-Duplication of Benefits: This Policy is intended to be the only agreement between you and the Company regarding severance payments or benefits to be paid to you on account of a termination of employment or a termination of employment concurrent with, or following, a Change of Control. Notwithstanding any contrary provision in this Policy or any other document, if you are entitled to any benefits other than the benefits under this Policy by operation of applicable law or another Company-sponsored plan, policy, contract, or arrangement, your benefits will be under the Policy will be reduced by the value of the benefits that you receive by operation of applicable law or under any company-sponsored plan, policy, contract, or arrangement, as determined by the Administrator in its discretion.
Withholding: The Company is authorized to withhold from any payments or benefits all federal, state, local and taxes required to be withheld therefrom and any other required payroll deductions.
Amendment or Termination: The Company reserves the right to amend or terminate the Policy at any time, without advance notice to any eligible employee or other individual and without regard to the effect of the amendment or termination on any eligible employee or on any other individual. Notwithstanding the preceding, (a) any amendment to the Plan that causes an individual or group of individuals to cease to be an eligible employee or reduces the benefits provided hereunder will not be effective unless it is both approved by the Administrator and communicated to the affected individual(s) in writing at least 6 months prior to the effective date of the amendment or termination, and (b) no amendment or termination of the Policy shall be made within 12 months following a Change of Control to the extent that such amendment or reduction would reduce the benefits provided hereunder or impair an eligible employee’s eligibility under the Policy (unless the affected eligible employee consents to such amendment or termination). Any amendment or termination of the Policy will be in writing. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.

Claims Procedure. Any eligible employee who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of the decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
Additional Information.

Plan Name:                Aruba Networks, Inc. Severance and Change of Control Policy for Officers and Directors

Plan Sponsor:    Aruba Networks, Inc.
1344 Crossman Avenue
Sunnyvale, CA 94089

Identification Numbers:    EIN: 02-0579097
PLAN: 501

Plan Year:    Company’s Fiscal Year

Plan Administrator:    Aruba Networks, Inc.
Attention: Administrator of the Aruba Networks, Inc. Severance and Change of Control Policy for Officers and Directors
1344 Crossman Avenue
Sunnyvale, CA 94089

(408) 227-4500

Agent for Service of
Legal Process:    Aruba Networks, Inc.
Attention: General Counsel
1344 Crossman Avenue
Sunnyvale, CA 94089

(408) 227-4500

Service of process may also be made upon the Plan Administrator.

Type of Plan    Severance Plan/Employee Welfare Benefit Plan

Plan Costs    The cost of the Plan is paid by the Company.

Statement of ERISA Rights.
Policy eligible employees have certain rights and protections under ERISA:
They may examine (without charge) all Policy documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Policy’s annual report (Internal Revenue Service Form 5500). These documents are available for review in the Company’s Human Resources Department.
They may obtain copies of all Policy documents and other Policy information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.
In addition to creating rights for eligible employees, ERISA imposes duties upon the people who are responsible for the operation of the Policy. The people who operate the Policy (called “fiduciaries”) have a duty to do so prudently and in the interests of eligible employees. No one, including the Company or any other person, may fire or otherwise discriminate against an eligible employee in any way to prevent them from obtaining a benefit under the Policy or exercising rights under ERISA. If an eligible employee’s claim for a severance benefit is denied, in whole or in part, they must receive a written explanation of the reason for the denial. An eligible employee has the right to have the denial of their claim reviewed. (The claim review procedure is explained above.)
Under ERISA, there are steps eligible employees can take to enforce the above rights. For instance, if an eligible employee requests materials and does not receive them within 30 days, they may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the eligible employee up to $110 a day until they receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an eligible employee has a claim which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that an eligible employee is discriminated against for asserting their rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.
In any case, the court will decide who will pay court costs and legal fees. If the eligible employee is successful, the court may order the person sued to pay these costs and fees. If the eligible employee loses, the court may order the eligible employee to pay these costs and fees, for example, if it finds that the claim is frivolous.

If an eligible employee has any questions regarding the Policy, please contact the Plan Administrator. If an eligible employee has any questions about this statement or about their rights under ERISA, they may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. An eligible employee may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.